Filed pursuant to Rule 433

Issuer Free Writing Prospectus, dated August 3, 2026

Supplementing the Preliminary Prospectus Supplement, dated August 3, 2026

Registration No. 333-281209

QUANTA SERVICES, INC.

$500,000,000 4.850% Senior Notes due 2029 (the “2029 Notes”)

$750,000,000 5.300% Senior Notes due 2033 (the “2033 Notes”)

$750,000,000 5.550% Senior Notes due 2036 (the “2036 Notes” and, together with the 2029 Notes and the 2033 Notes, the “Notes”)

Pricing Supplement dated August 3, 2026 (this “Pricing Supplement”) to the Preliminary Prospectus Supplement dated August 3, 2026 (the “Preliminary Prospectus Supplement”) of Quanta Services, Inc.

This Pricing Supplement is qualified in its entirety by reference to the Preliminary Prospectus Supplement. The information in this Pricing Supplement supplements the Preliminary Prospectus Supplement and supersedes the information in the Preliminary Prospectus Supplement to the extent it is inconsistent with the information in the Preliminary Prospectus Supplement. Capitalized terms used in this Pricing Supplement but not defined have the meanings given them in the Preliminary Prospectus Supplement.

	2029 Notes	2033 Notes	2036 Notes
Title of Security:	4.850% Senior Notes due 2029	5.300% Senior Notes due 2033	5.550% Senior Notes due 2036

Aggregate Principal Amount:	$500,000,000	$750,000,000	$750,000,000

Maturity Date:	August 9, 2029	August 9, 2033	August 9, 2036

Public Offering Price:	99.950%, plus accrued and unpaid interest, if any, from August 6, 2026	99.757%, plus accrued and unpaid interest, if any, from August 6, 2026	99.696%, plus accrued and unpaid interest, if any, from August 6, 2026

Coupon:	4.850%	5.300%	5.550%

Yield-to-Maturity:	4.868%	5.342%	5.590%

Spread to Benchmark Treasury:	+55 bps	+80 bps	+90 bps

Benchmark Treasury:	4.125% due July 15, 2029	4.375% due July 31, 2033	4.375% due May 15, 2036

Benchmark Treasury Price and Yield:	99-15 / 4.318%	99-001⁄4 / 4.542%	97-17+ / 4.690%

Optional Redemption:	Prior to July 9, 2029, make-whole call at T+ 10 bps. Par call on or after July 9, 2029.	Prior to June 9, 2033, make-whole call at T+ 15 bps. Par call on or after June 9, 2033.	Prior to May 9, 2036, make-whole call at T+ 15 bps. Par call on or after May 9, 2036.

CUSIP/ISIN Numbers:	CUSIP: 74762E AQ5 ISIN: US74762EAQ52	CUSIP: 74762E AR3 ISIN: US74762EAR36	CUSIP: 74762E AS1 ISIN: US74762EAS19

Terms Applicable to All Notes

Issuer:	Quanta Services, Inc.

Interest Payment Dates:	February 9 and August 9 of each year, commencing February 9, 2027

Record Dates:	January 24 and July 24

Change of Control Triggering Event:	101% of the principal amount, plus accrued and unpaid interest, if any, to, but excluding, the date of repurchase

Gross Proceeds:	$1,995,647,500

Net Proceeds to Issuer Before Expenses:	$1,984,335,000

Ratings:*	Baa2/BBB/BBB (Moody’s/S&P/Fitch)

Trade Date:	August 3, 2026

Settlement Date:	August 6, 2026 (T+3). The Issuer expects that delivery of the Notes will be made to investors on or about August 6, 2026, which will be the third business day following the date of pricing the Notes (such settlement being referred to as “T+3”). Under Rule 15c6-1 under the Securities Exchange Act of 1934, as amended, trades in the secondary market are required to settle in one business day, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes prior to the first business day before the delivery of the Notes hereunder will be required, by virtue of the fact that the Notes initially settle in T+3, to specify an alternate settlement arrangement at the time of any such trade to prevent a failed settlement. Purchasers of the Notes who wish to trade the Notes prior to their date of delivery hereunder should consult their advisors.

Joint Book-Running Managers with respect to the 2029 Notes:

BofA Securities, Inc.

Wells Fargo Securities, LLC

J.P. Morgan Securities LLC

PNC Capital Markets LLC

Truist Securities, Inc.

BMO Capital Markets Corp.

Citizens JMP Securities, LLC

U.S. Bancorp Investments, Inc.

Joint Book-Running Managers with respect to the 2033 Notes:

BofA Securities, Inc.

Wells Fargo Securities, LLC

J.P. Morgan Securities LLC

PNC Capital Markets LLC

Truist Securities, Inc.

Citizens JMP Securities, LLC

CIBC World Markets Corp.

RBC Capital Markets, LLC

Joint Book-Running Managers with respect to the 2036 Notes:	BofA Securities, Inc. Wells Fargo Securities, LLC J.P. Morgan Securities LLC PNC Capital Markets LLC Truist Securities, Inc. BMO Capital Markets Corp. BBVA Securities Inc. BNP Paribas Securities Corp.

Senior Co-Managers with respect to the 2033 Notes:	BMO Capital Markets Corp.

Senior Co-Managers with respect to the 2036 Notes:	Citizens JMP Securities, LLC

Co-Managers with respect to the 2029 Notes:	BBVA Securities Inc. BNP Paribas Securities Corp. CIBC World Markets Corp. RBC Capital Markets, LLC HSBC Securities (USA) Inc.

Co-Managers with respect to the 2033 Notes:	BBVA Securities Inc. BNP Paribas Securities Corp. U.S. Bancorp Investments, Inc. HSBC Securities (USA) Inc.

Co-Managers with respect to the 2036 Notes:	CIBC World Markets Corp. RBC Capital Markets, LLC U.S. Bancorp Investments, Inc. HSBC Securities (USA) Inc.

Denominations:	$2,000 and integral multiples of $1,000 in excess thereof

Offering Format:	SEC Registered (Registration No. 333-281209)

*

Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision, suspension or withdrawal at any time. No report of any rating agency is incorporated by reference herein

FREE WRITING PROSPECTUS LEGEND

QUANTA SERVICES, INC. HAS FILED A REGISTRATION STATEMENT (INCLUDING A PROSPECTUS AND PRELIMINARY PROSPECTUS SUPPLEMENT) WITH THE SECURITIES AND EXCHANGE COMMISSION (THE “SEC”) FOR THE OFFERING TO WHICH THIS COMMUNICATION RELATES. BEFORE YOU INVEST, YOU SHOULD READ THE PROSPECTUS (INCLUDING THE PROSPECTUS SUPPLEMENT) IN THAT

REGISTRATION STATEMENT AND OTHER DOCUMENTS QUANTA SERVICES, INC. HAS FILED WITH THE SEC FOR MORE COMPLETE INFORMATION ABOUT QUANTA SERVICES, INC. AND THE OFFERING. YOU MAY GET THESE DOCUMENTS FOR FREE BY VISITING THE SEC WEB SITE AT WWW.SEC.GOV. ALTERNATIVELY, QUANTA SERVICES, INC., THE UNDERWRITERS OR ANY DEALER PARTICIPATING IN THE OFFERING WILL ARRANGE TO SEND YOU THE PROSPECTUS AND APPLICABLE PROSPECTUS SUPPLEMENT IF YOU REQUEST THEM FROM: BOFA SECURITIES, INC., TOLL-FREE AT 1-800-294-1322, WELLS FARGO SECURITIES, LLC, 608 2ND AVENUE SOUTH, SUITE 1000, MINNEAPOLIS, MINNESOTA, ATTENTION: WFS CUSTOMER SERVICE, TOLL-FREE AT 1-800-645-3751 OR EMAIL: WFSCUSTOMERSERVICE@WELLSFARGO.COM, J.P. MORGAN SECURITIES LLC, COLLECT AT 1-212-834-4533, PNC CAPITAL MARKETS LLC, TOLL-FREE AT 1-855-881-0697 OR EMAIL: PNCCMPROSPECTUS@PNC.COM AND TRUIST SECURITIES, INC. AT 1-800-685-4786 OR EMAIL: TRUISTSECURITIES.PROSPECTUS@TRUIST.COM.

ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM.